Filed Pursuant to Rule 433
Registration No: 333-134553

PRELIMINARY TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.
Ratings:(1)	Moody’s: A1
S&P: A+
Fitch: AA–
Principal Amount:	$ TBD
Coupon:	6.00%
Yield:	6.00%
Issue Price:	100% of principal amount
Stated Maturity Date:	January 22, 2020, subject to the Call Date.

Call Date:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each January 22nd or July 22nd commencing on or after January 22, 2010. Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Interest Payment Dates:	Semi-annually on each January 22nd and July 22nd, commencing on July 22, 2008 and ending on the Stated Maturity Date subject to the Call Date.

Survivor’s Option:	Yes
Trade Date:	January 17, 2008
Settlement Date:	January 22, 2008
CUSIP:	52519FFC0
Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.

 (1)  The respective ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

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The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.